Exhibit 10.3

EXECUTION COPY

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

CC VIII OPERATING, LLC,

as Borrower

CC VIII HOLDINGS, LLC,

as Guarantor

CHARTER COMMUNICATIONS OPERATING, LLC
as Lender and Administrative Agent

Dated as of February 2, 1999,

as Amended and Restarted as of April 27, 2004

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     FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 2, 1999, as amended and restated as of April 27, 2004, among CC VIII HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), CC VIII OPERATING, LLC, a Delaware limited liability company (the “Borrower”), and CHARTER COMMUNICATIONS OPERATING, LLC, a Delaware limited liability company, as sole lender (in such capacity, the “Lender”) and as administrative agent (in such capacity, the “Administrative Agent”), with reference to the following facts and circumstances:

W I T N E S S E T H:

     WHEREAS, Holdings and the Borrower entered into a Credit Agreement, dated as of February 2, 1999, as amended and restated as of January 3, 2002 (the “Existing Credit Agreement”), among the Borrower, Holdings, several banks and other financial institutions or entities from time to time parties thereto as lenders, the syndication agent and documentation agents named therein and Toronto Dominion (Texas), Inc., as administrative agent; and

     WHEREAS, either by way of assignment or at the direction of the Borrower, by paying directly all amounts owing the holders thereof, the Lender has acquired all right, title and interest of all the holders of all or any portion of the obligations of Holdings and the Borrower under the Existing Credit Agreement from such holders (such holders being referred to herein collectively as the “Existing Lenders”); and

     WHEREAS, the Lender, Holdings and the Borrower have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions precedent set forth in Section 4.1 hereof; and

     NOW, THEREFORE, it is the intent of the parties hereto that (i) following the repayment by the Lender of the portion of the obligations under the Existing Credit Agreement not acquired by the Lender pursuant to a written assignment from the holders of such obligations, as between the Borrower, Holdings, on the one hand, and the Lender on the other, such obligations be and remain owing by the Borrower and that the Lender be the holder thereof and of all right, title and interest of the holder of such obligations under the Existing Credit Agreement to which the Lender made payment, together with security for any and all such obligations, and (ii) this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder:

ARTICLE I DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

     “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the

Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     “ABR Loan”: the portion of the Loan the rate of interest applicable to which is based upon the ABR.

     “Accumulated Benefit Obligations”: the actuarial present value of the accumulated benefit obligations under any Plan, calculated in a manner consistent with Statement No. 87 of the Financial Accounting Standards Board.

     “Administrative Agent”: as defined in the preamble hereto.

     “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     “Agreement”: this Fourth Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

     “Applicable Margin”: (a) for the ABR Loan, a per annum rate equal to two percent (2%), and for the Eurodollar Loan, a per annum rate equal to three percent (3%).

     “Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding (a) Exchanges pursuant to which no cash consideration is received by the Borrower or any of its Subsidiaries and (b) any such Disposition permitted by clause (a), (b), (c) or (d) of Section 6.4) that yields gross cash proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000, or such greater amount as may be consented to by the Lender.

     “Attributable Debt”: in respect of a sale and leaseback transaction entered into by the Borrower or any of its Subsidiaries, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the sole option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     “Authorizations”: all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, Licenses, certificates and permits from, the FCC, applicable public utilities and other Governmental Authorities, including, without limitation, CATV Franchises, FCC Licenses and Pole Agreements.

     “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

     “Borrower”: as defined in the preamble hereto.

     “Business”: as defined in Section 3.11(b).

     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or St. Louis, Missouri, are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loan, such day is also a day for trading by and between banks in Dollar deposits in the London, England, interbank eurodollar market.

     “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

     “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at the time of acquisition at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at the time of acquisition at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

     “CATV Franchise”: collectively, with respect to the Borrower and its Subsidiaries, (a) any franchise, license, permit, wire agreement or easement granted by any political jurisdiction or unit or other local, state or federal franchising authority (other than licenses, permits and easements not material to the operations of a CATV System) pursuant to which such Person has the right or license to operate a CATV System and (b) any law, regulation, ordinance, agreement or other instrument or document setting forth all or any part of the terms of any franchise, license, permit, wire agreement or easement described in clause (a) of this definition.

     “CATV System”: any cable distribution system owned or acquired by the Borrower or any of its Subsidiaries which receives audio, video, digital, other broadcast signals or information or telecommunications by cable, optical, antennae, microwave or satellite transmission and which amplifies and transmits such signals to customers of the Borrower or any of its Subsidiaries.

     “CCO Credit Agreement”: the Amended and Restated Credit Agreement dated as of March 18, 1999, as amended and restated as of April 27, 2004, among Charter Communications Operating, LLC, as borrower, CCO Holdings, LLC, as guarantor, several banks and financial institutions and other entities from time to time parties thereto as lenders, the syndication agents and documentation agents named therein and JPMorgan Chase Bank, as administrative agent, as amended, modified, restated or supplemented from time to time.

     “CCVIII Interest”: 100% of the Class A Members’ Membership Interests in CC VIII, LLC, a Delaware limited liability company, under the Amended and Restated Limited Liability Company Agreement for CC VIII, LLC, made and entered into effective as of March 31, 2003, as amended and/or restated from time to time, including any modification in the class, number of units, or other attributes associated with such Membership Interests; provided, that the CCVIII Interest shall not include such Membership Interests to the extent that either the “Adjusted Priority Capital” or the “Priority Rate” (as each such term is defined under such agreement) exceeds the Adjusted Priority Capital or the Priority Rate, respectively, as of the Closing Date.

     “Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is April 27, 2004.

     “Code”: the Internal Revenue Code of 1986, as amended from time to time.

     “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Reaffirmed Guarantee and Collateral Agreement.

     “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

     “Consideration”: with respect to any Investment or Disposition, (a) any cash or other property (valued at fair market value in the case of such other property) paid or transferred in connection therewith, (b) the principal amount of any Indebtedness assumed in connection therewith and (c) any letters of credit, surety arrangements or security deposits posted in connection therewith.

     “Contractual Obligation”: as to any Person, any provision of any debt or equity security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “Default”: any of the events specified in Article VII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     “Disposition”: with respect to any property, any sale, lease (other than leases in the ordinary course of business, including leases of excess office space and fiber leases), sale and leaseback, assignment, conveyance, transfer or other disposition thereof, including pursuant to an exchange for other property. The terms “Dispose” and “Disposed of” shall have correlative meanings.

     “Dollars” and “$”: dollars in lawful currency of the United States.

     “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

     “Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

     “Equity Interests”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership and any and all other equivalent ownership interests in a Person, and any and all warrants, rights or options to purchase any of the foregoing.

     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

     “Eurodollar Loan”: the portion of the Loan for which the applicable rate of interest is based upon the Eurodollar Rate.

     “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to the Eurodollar Loan, a rate per annum equal to the Eurodollar Base Rate.

     “Event of Default”: any of the events specified in Article VII, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     “Exchange”: any exchange of operating assets for other operating assets and, subject to the last sentence of this definition, of comparable value and use to those assets being exchanged, including exchanges involving the transfer or acquisition (or both transfer and acquisition) of Equity Interests of a Person so long as 100% of the Equity Interests of such Person are transferred or acquired, as the case may be. It is understood that exchanges of the kind described above as to which a portion of the consideration paid or received is in the form of cash shall nevertheless constitute “Exchanges” for the purposes of this Agreement so long as the aggregate consideration received by the Borrower and its Subsidiaries in connection with such exchange represents fair market value for the assets and cash being transferred by the Borrower and its Subsidiaries.

     “Existing Credit Agreement”: as defined in the recitals.

     “FCC”: the Federal Communications Commission and any successor thereto.

     “FCC License”: any community antenna relay service, broadcast auxiliary license, earth station registration, business radio, microwave or special safety radio service license issued by the FCC pursuant to the Communications Act of 1934, as amended.

     “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day.

     “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

     “GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

     “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

     “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

     “Holdings”: as defined in the preamble hereto, together with any successor thereto.

     “Indebtedness”: of any Person at any date without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Equity Interests of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

     “Intercompany Obligations”: as defined in the Reaffirmed Guarantee and Collateral Agreement.

     “Interest Payment Date”: (a) as to the ABR Loan, the last day of each March, June, September and December to occur while such ABR Loan is outstanding and the final maturity date of such ABR Loan, (b) as to any portion of the Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any portion of the Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any portion of the Loan, the date of any repayment or prepayment made in respect thereof.

     “Interest Period”: as to the Eurodollar Loan, (a) initially, the period commencing on the conversion date with respect to such Eurodollar Loan and ending one, two, three, six or, if consented to by the Lender, which consent shall not be unreasonably withheld, nine or twelve months thereafter, as selected by the Borrower in its notice of conversion given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or, if consented to by the Lender, which consent shall not be unreasonably withheld, nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (ii) the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Loan;

          (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

          (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of the Eurodollar Loan during an Interest Period for such Eurodollar Loan.

     “Investments”: as defined in Section 6.6.

     “Lender”: as defined in the preamble hereto.

     “License”: as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Governmental Authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property, including FCC Licenses.

     “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

     “Loan”: the loan held by the Lender pursuant to this Agreement as of the Closing Date, together with (a) any amounts up to $22,651,000 paid by the Lender in connection with any draws on Letters of Credit (as defined in the Existing Credit Agreement) issued under the Existing Credit Agreement and outstanding on the Closing Date, and (b) any obligation evidenced by a promissory note executed by Borrower in favor of the Lender that by its terms is subject to and governed by the terms and provisions of this Agreement and secured by the Collateral.

     “Loan Documents”: this Agreement, any Note and the Reaffirmed Guarantee and Collateral Agreement and any other agreement, documents or instrument to which any Loan Party is a party and which is designated as a Loan Document therein.

     “Loan Parties”: Holdings, the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

     “Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of any material provision of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent hereunder or thereunder.

     “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

     “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees and consultant fees (in each case, including costs and disbursements), amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to the Reaffirmed Guarantee and Collateral Agreement) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be, payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Equity Interests or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

     “Non-Recourse Subsidiary”: (a) any Subsidiary of the Borrower created, acquired or activated by the Borrower or any of its Subsidiaries in connection with any Investment made pursuant to Section 6.6(g) and designated as such by the Borrower substantially concurrently with such creation, acquisition or activation and (b) any Subsidiary of such designated Subsidiary, provided, that (i) at no time shall any creditor of any such Subsidiary have any claim (whether pursuant to a Guarantee Obligation, by operation of law or otherwise) against the Borrower or any of its other Subsidiaries (other than another Non-Recourse Subsidiary) in respect of any Indebtedness or other obligation of any such Subsidiary (other than in respect of a non-recourse pledge of Equity Interests in such Subsidiary); (ii) neither the Borrower nor any of its Subsidiaries (other than another Non-Recourse Subsidiary) shall become a general partner of any such Subsidiary; (iii) no default with respect to any Indebtedness of any such Subsidiary (including any right which the holders thereof may have to take enforcement action against any such Subsidiary) shall permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Borrower or its other Subsidiaries (other than another Non-Recourse Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; (iv) no such Subsidiary shall own any Equity Interests of, or own or hold any Lien on any property of, the Borrower or any other Subsidiary of the Borrower (other than another Non-Recourse Subsidiary); (v) no Investments may be made in any such Subsidiary by the Borrower or any of its Subsidiaries (other than another Non-Recourse Subsidiary) except pursuant to Section 6.6(g); (vi) the Borrower shall not directly own any Equity Interests in such Subsidiary; and (vii) at the time of such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom. It is understood that Non-Recourse Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters with respect to the Borrower.

     “Note”: the collective reference to any promissory note or notes evidencing all or any portion of the Loan.

     “Paul Allen Contributions”: any capital contribution made by Paul G. Allen, directly or indirectly, to the Borrower or any of its Subsidiaries.

     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

     “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     “Plan”: at a particular time, any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA or any welfare plan providing post-employment healthcare benefits, and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “Pole Agreement”: any pole attachment agreement or underground conduit use agreement entered into in connection with the operation of any CATV System.

     “Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors).

     “Properties”: as defined in Section 3.11(a).

     “Reaffirmed Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of February 14, 2000, made by Holdings, the Borrower and certain of Borrower’s Subsidiaries in favor of Toronto Dominion (Texas), Inc., as administrative agent, and reaffirmed by the Reaffirmation Agreement, dated as of April 27, 2004, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, as the same may be amended, supplemented or otherwise modified from time to time.

     “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

     “Reinvestment Deadline”: as defined in the definition of “Reinvestment Notice”.

     “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Loan pursuant to Section 2.4(a) as a result of the delivery of a Reinvestment Notice.

     “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

     “Reinvestment Notice”: a written notice executed by a Responsible Officer and delivered to the Administrative Agent within twelve months after any Asset Sale or Recovery Event, stating that (a) no Event of Default has occurred and is continuing, (b) the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of such Asset Sale or Recovery Event to acquire assets useful in its business, on or prior to the earlier of (i) the date that is eighteen months from the date of receipt of such Net Cash Proceeds and (ii) the date on which such proceeds would be required to be applied, or to be offered to be applied, to prepay, redeem or defease any Indebtedness of the Borrower or any of its Affiliates (other than Indebtedness under this Agreement) if not applied as described above (such earlier date, the “Reinvestment Deadline”), and (c) such use will not require redemptions or prepayments (or offers to make redemptions or prepayments) of any other Indebtedness of the Borrower or any of its Affiliates.

     “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower’s business.

     “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the relevant Reinvestment Deadline and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     “Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

     “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, any of the chief financial officer or any other financial officer of the Borrower.

     “Restricted Payments”: as defined in Section 6.5.

     “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

     “Shell Subsidiary”: any Subsidiary of the Borrower that is a “shell” company having (a) assets (either directly or through any Subsidiary or other Equity Interests) with an aggregate value not exceeding $100,000 and (b) no operations.

     “Specified Long-Term Indebtedness”: any Indebtedness incurred pursuant to Section 6.1(f).

     “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person; provided, that Non-Recourse Subsidiaries shall be deemed not to constitute “Subsidiaries” for the purposes of this Agreement (other than the definition of “Non-Recourse Subsidiary”). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     “Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Foreign Subsidiary.

     “United States”: the United States of America.

     “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law and in case of CC VIII, LLC, a Delaware limited liability company, the CCVIII Interest) are owned by such Person directly or through other Wholly Owned Subsidiaries or a combination thereof.

     “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

   1.2 Other Definitional Provisions; Pro Forma Calculations.

          (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Holdings, the, Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests, contract rights and any other “assets” as such term is defined under GAAP.

          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II AMOUNT AND TERMS OF COMMITMENTS

     2.1 The Loan. Subject to the terms and conditions hereof, the Lender agrees to maintain the Loan. As of the Closing Date, the outstanding principal amount of the Loan is $1,038,312,294. The Borrower hereby promises to reimburse the Lender for all amounts paid by the Lender in connection with a draw under the Letters of Credit issued under the Existing Credit Agreement and outstanding at the Closing Date. Interest shall begin to accrue on Borrower’s obligations to reimburse the Lender in connection with draws on such Letters of Credit from and after the date the Lender shall have made payment in connection with such draws at the applicable rate of interest, and that such amount owing by the Borrower hereunder shall from such date until paid in full be and become a part of the principal amount of the Loan, governed by the terms and provisions of the Loan Documents. The Borrower, Holdings and the Lender acknowledge and agree (i) that such principal amount of the Loan on the Closing Date consists of all amounts (“Existing Credit Agreement Obligations”) owing to any or all of the Existing Lenders immediately prior to the Closing Date under the Existing Credit Agreement and any other Loan Documents (as defined in the Existing Credit Agreement); (ii) that immediately prior to the Closing Date, the Lender acquired a portion of the Existing Credit Agreement Obligations from the holders thereof by written assignment and at the request of the Borrower paid the holders of the remaining portion of the Existing Credit Agreement Obligations the amount of such portion (the “Repaid Portion”); (iii) that the Lender is subrogated to all right, title and interest of the holders of the Repaid Portion and all security therefor; and (iv) that the Repaid Portion remains an obligation of the Borrower and Holdings, subject to the terms and provisions of this Agreement and the other Loan Documents. The Borrower, Holdings and the Lender further acknowledge and agree that the Loan is a term loan, and that the Lender shall have no obligation to readvance any amounts repaid on the Loan after the Closing Date. The Loan may from time to time be a Eurodollar Loan or an ABR Loan or a combination thereof, as determined by the Borrower and notified to the Lender in accordance with Section 2.5. On the Closing Date, the Loan shall be an ABR Loan.

     2.2 Repayment of Loan. The Loan shall mature on October 8, 2011.

     2.3 No Prepayment. Except as specifically required in this Agreement, the Borrower may not prepay the Loan.

     2.4 Mandatory Prepayments.

          (a) Unless the Administrative Agent shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, (i) unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied within two Business Days after the deadline by which such Reinvestment Notice is otherwise required to be delivered in respect of such Asset Sale or Recovery Event toward the prepayment of the Loan (provided that the foregoing requirement shall not apply to the first $10,000,000 of aggregate Net Cash Proceeds received after the Closing Date) and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loan.

          (b) Each prepayment of the Loan under this Section 2.4 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

     2.5 Conversion and Continuation Options.

          (a) The Borrower may elect from time to time to convert any or all portions of the Eurodollar Loan to an ABR Loan by giving the Administrative Agent at least three Business Days prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loan may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert any or all portions of the ABR Loan to a Eurodollar Loan by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that the ABR Loan (or any portion thereof) may not be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing.

          (b) The Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan, provided that (i) the Eurodollar Loan may not be continued as such when any Event of Default has occurred and is continuing and (ii) if the Borrower shall fail to give any required notice as described above in this paragraph, the Eurodollar Loan shall be automatically converted to a Eurodollar Loan having a one-month Interest Period on the last day of the then expiring Interest Period.

     2.6 Limitations on the Eurodollar Loan. Notwithstanding anything to the contrary in this Agreement, all conversions and continuations of the Eurodollar Loan hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loan shall be equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof.

     2.7 Interest Rates and Payment Dates.

          (a) The Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) The ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

          (c) (i) If all or a portion of the principal amount of the Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the Loan shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on the Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to the ABR Loan plus

2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

     2.8 Computation of Interest and Fees.

          (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to the ABR Loan the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower of each determination of a Eurodollar Rate. The Administrative Agent shall as soon as practicable notify the Borrower of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lender in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a).

     2.9 Inability to Determine Interest Rate. If prior to the first day of any Interest Period the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Administrative Agent shall notify Borrower as soon as practicable thereafter. If such notice is given (x) the Eurodollar Loan requested to be continued on the first day of such Interest Period shall be continued as an ABR Loan, (y) the ABR Loan that were to have been converted on the first day of such Interest Period to a Eurodollar Loan shall be continued as an ABR Loan and (z) the outstanding Eurodollar Loan shall be converted, on the last day of the then-current Interest Period, to an ABR Loan. Until such notice has been withdrawn by the Administrative Agent, the Eurodollar Loan shall not be continued as such, nor shall the Borrower have the right to convert any portion of the Loan to a Eurodollar Loan.

     2.10 Payments.

          (a) The amount of each principal prepayment of the Loan shall be applied to reduce the then remaining portion of the Loan in the manner designated by the Borrower. Amounts prepaid on account of the Loan may not be reborrowed.

          (b) All payments (including required prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, St. Louis time, on the due date thereof to the Administrative Agent at its address set forth in Section 9.2, in Dollars and in immediately available funds. If any payment hereunder (other than payments on the Eurodollar Loan) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on the Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

     2.11 Indemnity. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense that the Lender may sustain or incur as a consequence of (a) default by the Borrower in making a conversion into or continuation of the Eurodollar Loan after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from the Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of the Eurodollar Loan on a day that is not the last day of an Interest Period with respect thereto. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by the Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder.

ARTICLE III REPRESENTATIONS AND WARRANTIES

       To induce the Lender to enter into this Agreement and to maintain the Loan on the terms set forth herein, Holdings and the Borrower hereby jointly and severally represent and warrant the Lender that:

     3.1 Existence; Compliance with Law. Each of Holdings, the Borrower and its Subsidiaries (other than Shell Subsidiaries) (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, in each case with respect to clauses (c) and (d), except as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.2 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party. Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent, or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except the filings contemplated by the Reaffirmed Guarantee and Collateral Agreement. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto.

This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms; except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     3.3 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, will not violate any Requirement of Law or any material Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created or continued by the Reaffirmed Guarantee and Collateral Agreement).

     3.4 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against Holdings, the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

     3.5 No Default. Neither Holdings, the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     3.6 Ownership of Property; Liens. Each of Holdings, the Borrower and its Subsidiaries has good and sufficient legal title to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 6.2.

     3.7 Intellectual Property. Holdings, the Borrower and each of its Subsidiaries owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use, validity or effectiveness of any material Intellectual Property owned or licensed by Holdings, the Borrower or any of its Subsidiaries, nor does Holdings or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by Holdings, the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

     3.8 Taxes. Each of Holdings, the Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be); no material tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such material tax, fee or other charge.

     3.9 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Holdings, the Borrower or any of its Subsidiaries pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by, and payment made to, employees of Holdings, the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings, the Borrower or the relevant Subsidiary.

     3.10 ERISA. Each Plan is in material compliance with the applicable provisions of ERISA and the Code. No Plan is a Multiemployer Plan or a “defined benefit plan” (as defined in ERISA). Each Commonly Controlled Entity has met all of the funding standards applicable to all Plans, and no condition exists which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA.

     3.11 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

          (a) the facilities and properties owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

          (b) neither Holdings, the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by Holdings, the Borrower or any of its Subsidiaries (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

          (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

          (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which Holdings, the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

          (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Holdings, the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

          (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

          (g) neither Holdings, the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

ARTICLE IV CONDITIONS PRECEDENT

     4.1 Conditions to Restatement Effective Date. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

          (a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by Holdings and the Borrower, (ii) the Reaffirmed Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor.

          (b) Filing, Registrations, Recordings, etc. Each document (including any Uniform Commercial Code financing statement) required by the Reaffirmed Guarantee and Collateral Agreement under law or reasonably requested by the Lender to be filed in order to continue in favor of the Lender, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person, shall be in proper form for filing. The Lender shall have received (i) the certificates that constitute securities within the meaning of Section 8-102(a)(15) of the applicable Uniform Commercial Code, if any, representing the Equity Interests pledged pursuant to the Reaffirmed Guarantee and Collateral Agreement, together with an undated power or assignment in blank for each such certificate executed by the pledgor thereof, and (ii) each promissory note (if any) pledged to the Lender pursuant to the Reaffirmed Guarantee and Collateral Agreement endorsed in blank by the pledgor thereof.

          (c) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

          (d) No Default. No Default or Event of Default shall have occurred and be continuing on such date.

ARTICLE V AFFIRMATIVE COVENANTS

       Holdings and the Borrower hereby agree that, so long as the Loan or other amount is owing to the Lender hereunder, each of Holdings and the Borrower shall, and shall cause each Subsidiary of the Borrower to:

     5.1 Financial Statements. Upon request by the Administrative Agent furnished to the Administrative Agent:

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related unaudited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; and

          (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

     5.2 Certificates; Other Information. At the request of the Administrative Agent, furnish to the Administrative Agent:

          (a) Intentionally Deleted;

          (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; and

          (c) promptly, such additional financial and other information as the Lender may from time to time reasonably request.

     5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be.

     5.4 Maintenance of Existence Compliance. (a) (i) Preserve, renew and keep in full force and effect its existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.5 Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all its material property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

     5.6 Inspection of Property: Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and its Subsidiaries with officers and employees of Holdings, the Borrower and its Subsidiaries and with its independent certified public accountants.

     5.7 Environmental Laws. Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

     5.8 ERISA Reports. Furnish to the Administrative Agent as soon as available the following items with respect to any Plan:

          (a) any request for a waiver of the funding standards or an extension of the amortization period;

          (b) any reportable event (as defined in Section 4043 of ERISA), unless the notice requirement with respect thereto has been waived by regulation;

          (c) any notice received by any Commonly Controlled Entity that the PBGC has instituted or intends to institute proceedings to terminate any Plan, or that any Multiemployer Plan is insolvent or in reorganization;

          (d) notice of the possibility of the termination of any Plan by its administrator pursuant to Section 4041 of ERISA; and

          (e) notice of the intention of any Commonly Controlled Entity to withdraw, in whole or in part, from any Multiemployer Plan.

     5.9 ERISA, etc. Comply in all material respects with the provisions of ERISA and the Code applicable to each Plan. Each of Holdings, the Borrower and its Subsidiaries will meet all minimum funding requirements applicable to them with respect to any Plan pursuant to Section 302 of ERISA or Section 412 of the Code, without giving effect to any waivers of such requirements or extensions of the related amortization periods which may be granted. At no time shall the Accumulated Benefit Obligations under any Plan that is not a Multiemployer Plan exceed the fair market value of the assets of such Plan allocable to such benefits by, more than $10,000,000. After the Closing Date, Holdings, the Borrower and its Subsidiaries will not withdraw, in whole or in part, from any Multiemployer Plan so as to give rise to withdrawal liability exceeding $10,000,000 in the aggregate. At no time shall the actuarial present value of unfunded liabilities for post-employment health care benefits, whether or not provided under a Plan, calculated in a manner consistent with Statement No. 106 of the Financial Accounting Standards Board, exceed $10,000,000.

ARTICLE VI NEGATIVE COVENANTS

       Holdings and the Borrower hereby agree that, so long as the Loan or other amount is owing to the Lender hereunder, the Borrower shall not, and shall not permit any Subsidiary of the Borrower to, directly or indirectly:

     6.1 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

          (a) Indebtedness of any Loan Party pursuant to any Loan Document;

          (b) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary;

          (c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor:

          (d) Intentionally Deleted;

          (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.2(f) in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding;

          (f) Indebtedness of the Borrower (and Guarantee Obligations of any Subsidiary Guarantor in respect thereof) so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) such Indebtedness shall have no scheduled amortization prior to the date that is six months after the final scheduled installment of principal of the Loan, and (iii) the covenants and default provisions applicable to such Indebtedness shall be no more restrictive than those contained in this Agreement;

          (g) Indebtedness of any Person that becomes a Subsidiary pursuant to an Investment permitted by Section 6.6, so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) such Indebtedness existed at the time of such Investment and was not created in anticipation thereof, (iii) the Borrower shall use its best efforts to cause such Indebtedness to be repaid no later than 120 days after the date of such Investment, and (v) the aggregate outstanding principal amount of Indebtedness incurred pursuant to this paragraph shall not exceed $150,000,000;

          (h) letters of credit for the account of the Borrower or any of its Subsidiaries obtained other than pursuant to this Agreement, so long as the aggregate undrawn face amount thereof, together with any unreimbursed reimbursement obligations in respect thereof, does not exceed $20,000,000 at any one time;

          (i) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $50,000,000 at any one time outstanding, or any other amount otherwise consented to in writing by the Lender.

     6.2 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

          (a) Liens for taxes, assessments and other governmental charges not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

          (d) deposits made to secure the performance of bids, tenders, trade contracts, leases, statutory or regulatory obligations, surety and appeal bonds, bankers acceptances, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case excluding obligations for borrowed money;

          (e) easements, rights-of-way, municipal and zoning ordinances, title defects, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (f) Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 6.1(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

          (g) Liens continued pursuant to the Reaffirmed Guarantee and Collateral Agreement securing obligations of the Loan Parties under the Loan Documents;

          (h) any landlord’s Lien or other interest or title of a lessor under any lease or a licensor under a license entered into by Holdings, the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased or licensed;

          (i) Liens created under Pole Agreements on cables and other property affixed to transmission poles or contained in underground conduits;

          (j) Liens of or restrictions on the transfer of assets imposed by any franchisors, utilities or other regulatory bodies or any federal, state or local statute, regulation or ordinance, in each case arising in the ordinary course of business in connection with franchise agreements or Pole Agreements;

          (k) Liens arising from judgments or decrees not constituting an Event of Default under Section 7.1(h); and

          (l) Liens not otherwise permitted by this Section consented to by the Lender.

     6.3 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

          (a) any Subsidiary of the Borrower may be merged or consolidated with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving entity);

          (b) any Subsidiary of the Borrower that is a holding company with no operations may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity);

          (c) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Wholly Owned Subsidiary Guarantor; and

          (d) any Shell Subsidiary may be dissolved, liquidated or cancelled.

     6.4 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any Equity Interests to any Person, except:

          (a) the Disposition of obsolete or worn out property in the ordinary course of business;

          (b) the sale of inventory in the ordinary course of business;

          (c) Dispositions expressly permitted by Section 6.3;

          (d) the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Wholly Owned Subsidiary Guarantor; and

          (e) the Disposition of other property having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of the Borrower, or such greater amount as may be consented to by the Lender.

     6.5 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of Holdings, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

          (a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor; and

          (b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make distributions to Holdings for any purpose.

     6.6 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a significant part of a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

          (a) extensions of trade credit in the ordinary course of business;

          (b) Investments in Cash Equivalents;

          (c) Guarantee Obligations permitted by Section 6.1;

          (d) loans and advances to employees of the Borrower or any of its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $2,000,000 at any one time outstanding;

          (e) Investments by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor;

          (f) acquisitions by the Borrower or any Wholly Owned Subsidiary Guarantor of operating assets (substantially all of which consist of cable systems), directly through an asset acquisition or indirectly through the acquisition of 100% of the Equity Interests of a Person substantially all of whose assets consist of cable systems, provided, that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the aggregate Consideration (excluding Consideration paid with the proceeds of Paul Allen Contributions and Consideration consisting of operating assets transferred in connection with Exchanges) paid in connection with such acquisitions, shall not exceed $300,000,000 during the term of this Agreement, or such greater amount as may be consented to by the Lender;

          (g) the Borrower or any of its Subsidiaries may contribute cable systems to any Non-Recourse Subsidiary so long as (i) such Disposition is permitted pursuant to Section 6.4, (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (iii) the Equity Interests received by the Borrower or any of its Subsidiaries in connection therewith shall be pledged as Collateral (either directly or through a holding company parent of such Non-Recourse Subsidiary so long as such parent is a Wholly Owned Subsidiary Guarantor); and

          (h) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $200,000,000 during the term of this Agreement, or such greater amount as may be consented to by the Lender.

     6.7 Certain Payments and Modifications Relating to Indebtedness and Management Fees.

          (a) Make or offer to make any payment, prepayment, repurchase or redemption in respect of, or otherwise optionally or voluntarily defease or segregate funds with respect to (collectively, “prepayment”), any Specified Long-Term Indebtedness, other than (i) the payment of scheduled interest payments required to be made in cash, (ii) the prepayment of Specified Subordinated Debt with the proceeds of other Specified Long-Term Indebtedness or of Loan and (iii) the prepayment of any such Indebtedness with the proceeds of other Specified Long-Term Indebtedness so long as such new Indebtedness has terms no less favorable to the interests of the Borrower and the Lender than those applicable to the Indebtedness being refinanced.

          (b) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the any Specified Long-Term Indebtedness, other than any such amendment, modification, waiver or other change that (i) (x) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or (y) is immaterial to the interests of the Lender and (ii) does not involve the payment of a consent fee.

          (c) Make, agree to make or expense any payment in respect of management fees, directly or indirectly, except that the Borrower may pay management fees pursuant to the Management Fee Agreement so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) the aggregate amount of such payments expensed during any fiscal year of the Borrower shall not exceed 3.50% of consolidated revenues of the Borrower and its consolidated Subsidiaries for such fiscal year.

          (d) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Management Fee Agreement, other than any such amendment, modification, waiver or other change that (i) (x) would extend the due date or reduce the amount of any payment thereunder or (y) does not adversely affect the interests of the Lender and (ii) does not involve the payment of a consent fee.

     6.8 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. The foregoing restrictions shall not apply to transactions expressly permitted by Section 6.5 or Section 6.7(c). Notwithstanding anything to the contrary in this Section 6.8, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower shall be permitted to pay (either directly or by way of a distribution to Holdings) amounts not in excess of 1.0% of the aggregate enterprise value of Investments permitted hereby to certain Affiliates of the Borrower.

     6.9 Sales and Leasebacks. Enter into any arrangement with any Person (other than Subsidiaries of the Borrower) providing for the leasing by the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary unless, after giving effect thereto, the aggregate outstanding amount of Attributable Debt, does not exceed such amount as may be determined by the Lender in its discretion.

     6.10 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

     6.11 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings, the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party (without regard to the amount of such obligations), other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby),

(c) pursuant to Contractual Obligations assumed in connection with Investments (but not created in contemplation thereof) so long as the maximum aggregate liabilities of Holdings and its Subsidiaries pursuant thereto do not exceed $4,000,000 at any time, or such greater amount as may be consented by the Lender and (d) the indenture governing the CCV Notes (the “CCV Notes Indenture”) and any other document governing Indebtedness permitted hereby so long as such restrictions are no more onerous than those contained in the CCV Notes Indenture.

     6.12 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary in a transaction otherwise permitted by this Agreement and (iii) any restrictions contained in the CCV Notes Indenture or any other document governing Indebtedness permitted hereby so long as such restrictions are no more onerous than those contained in the CCV Notes Indenture.

     6.13 Lines of Business Holding Company Status.

          (a) Enter into any business, either directly or through any Subsidiary, except for (i) those businesses in which the Borrower and its Subsidiaries are significantly engaged on the date of this Agreement and (ii) businesses which are reasonably similar or related thereto or reasonable extensions thereof but not, in the case of this clause (ii), in the aggregate, material to the overall business of the Borrower and its Subsidiaries (collectively, “Permitted Lines of Business”), provided, that, in any event, the Borrower and its Subsidiaries will continue to be primarily engaged in the businesses in which they are primarily engaged on the date of this Agreement.

          (b) In the case of the Borrower, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Equity Interests in other Persons or (ii) own, lease, manage or otherwise operate any properties or assets other than Equity Interests in other Persons.

ARTICLE VII EVENTS OF DEFAULT

   If any of the following events shall occur and be continuing:

          (a) the Borrower shall fail to pay any principal of the Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on the Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

          (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

          (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or Article VI of this Agreement; or

          (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Article), and such default shall continue unremedied for a period of 30 days after notice to the Borrower; or

          (e) Holdings, the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or, in the case of any such Indebtedness constituting a Guarantee Obligation, to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness of Holdings, the Borrower and its Subsidiaries the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

          (f) (i) Holdings, the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) Commonly Controlled Entities shall fail to pay when due amounts (other than amounts being contested in good faith through appropriate proceedings) for which they shall have become liable under Title IV of ERISA to pay to the PBGC or to a Plan, (ii) the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan or a proceeding shall be instituted by a fiduciary of any Plan against any Commonly Controlled Entity to enforce Sections 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter, or (iii) a condition shall exist which would require the PBGC to obtain a decree adjudicating that any Plan must be terminated; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Lender, reasonably be expected to result in a Material Adverse Effect; or

          (h) one or more judgments or decrees shall be entered against Holdings, the Borrower or any of its Subsidiaries involving in the aggregate for all such Persons a liability (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

          (i) the Reaffirmed Guarantee and Collateral Agreement shall cease, for any reason (other than the gross negligence or willful misconduct of the Administrative Agent), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by the Reaffirmed Guarantee and Collateral Agreement shall cease to be enforceable and of the same effect and priority purported to be created, thereby (other than in connection with releases in accordance with Section 9.13);

          (j) the Borrower or any of its Subsidiaries shall have received a notice of termination or suspension with respect to any of its CATV Franchises or CATV Systems from the FCC or any Governmental Authority or other franchising authority or the Borrower or any of its Subsidiaries or the grantors of any CATV Franchises or CATV Systems shall fail to renew such CATV Franchises or CATV Systems at the stated expiration thereof unless such termination or suspension or failure to renew is not reasonably expected to result in a Material Adverse Effect;

          (k) an Event of Default under and as defined in the CCO Credit Agreement shall have occurred and be continuing;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, the Lender may, by notice to the Borrower declare the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

ARTICLE VIII THE AGENT

     8.1 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

ARTICLE IX MISCELLANEOUS

     9.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Lender and each Loan Party to the relevant Loan Document may from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences

     9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower, the Administrative Agent and the Lender, or to such other address as may be hereafter notified by the respective parties hereto:

Any Loan Party:	c/o CC VIII Operating, LLC
12405 Powerscourt Drive
St. Louis, Missouri 63131
Attention: Eloise E. Schmitz
Telecopy: (314) 965-6492
Telephone: (314) 543-2474

The Administrative Agent/Lender:	c/o Charter Communications Operating, LLC
12405 Powerscourt Drive
St. Louise, Missouri 63131
Attention: Eloise E. Schmitz
Telecopy: (314) 965-6492
Telephone: (314) 543-2474

provided that any notice, request or demand to or upon the Administrative Agent or the Lender shall not be effective until received.

     9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the extensions of credit hereunder.

     9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one firm of counsel to the Administrative Agent and filing and recording fees and expenses and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one firm of counsel selected by the Administrative Agent, (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold the Lender, its affiliates and its officers, directors, trustees, employees, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loan or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings, the Borrower, any of its Subsidiaries or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 15 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to Eloise E. Schmitz (Telephone No. (314) 965-6492) (Telecopy No. (314) 543-2474), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loan and all other amounts payable hereunder.

     9.6 Successors and Assigns, Participations and Assignments. This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Lender, all future holders of the Loan and their respective successors (which shall include, in the case of the Lender, any entity resulting from a merger or consolidation) and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

     9.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

     9.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.9 Integration. This Agreement and the other Loan Documents represent the agreement of Holdings, the Borrower, the Administrative Agent and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

     9.10 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

     9.11 Submission To Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

     9.12 Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) the Lender has no fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Holdings, the Borrower and the Lender.

     9.13 Releases of Guarantees and Liens. At such time as the Loan and the other obligations under the Loan Documents shall have been paid in full, the Collateral shall be released from the Liens created by the Reaffirmed Guarantee and Collateral Agreement, and the Reaffirmed Guarantee and Collateral Agreement and all obligations (other than those expressly stated to survive such termination) of the Lender and each Loan Party under the Reaffirmed Guarantee and Collateral Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

     9.14 WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     9.15 CCO Guarantee and Collateral Agreement. Each party hereto acknowledges that all right, title and interest of the Administrative Agent and the Lender in respect of this Agreement and the other Loan Documents constitute Collateral under and as defined in the CCO Guarantee and Collateral Agreement (as defined in the CCO Credit Agreement), and accordingly this Agreement and the other Loan Documents are subject to the rights and remedies of JPMorgan Chase Bank, as Administrative Agent under the CCO Guarantee and Collateral Agreement. Without limiting the generality of the foregoing, each party hereto acknowledges that, as provided in Section 7.9 of the CCO Guarantee and Collateral Agreement, JPMorgan Chase Bank, as Administrative Agent thereunder, shall under the circumstances specified in said Section 7.9 have the right to exercise the rights and remedies of the Administrative Agent and/or the Lender under this Agreement and the Reaffirmed Guarantee and Collateral Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CC VIII HOLDINGS, LLC
CC VIII OPERATING, LLC

By:	/s/ Eloise E. Schmitz

Name:	Eloise E. Schmitz

Title:	Vice President

CHARTER COMMUNICATIONS OPERATING, LLC, as Lender

By:	/s/ Eloise E. Schmitz

Name:	Eloise E. Schmitz

Title:	Vice President

CHARTER COMMUNICATIONS OPERATING, LLC, as
Administrative Agent

By:	/s/ Eloise E. Schmitz

Name:	Eloise E. Schmitz

Title:	Vice President